Exhibit 99.1

Media Contacts:	Doug Kline/Michael Clark	Analyst Contact:	Karen Sedgwick
	Sempra Energy		Sempra Energy
	(877) 866-2066		(877) 736-7727
www.sempra.com

SEMPRA ENERGY SECOND-QUARTER EARNINGS RISE

Portfolio of Newer Businesses Continues to Lead Earnings Growth

Utility Agreement with State of California to Increase Financial Certainty

       SAN DIEGO, July 26, 2001 -- Sempra Energy (NYSE: SRE) today reported earnings for the second quarter 2001 of $137 million, or $0.66 per diluted share, compared with $110 million, or $0.55 per diluted share, for the same period of 2000.

       The 25-percent increase in corporate earnings was driven by Sempra Energy's newer, growth businesses, which are grouped under the umbrella of Sempra Energy Global Enterprises.

       The earnings of the California utilities, San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas), were flat or down from the second quarter of 2000.

       "We continue to exceed our financial targets, developing our newer businesses outside our two regulated California utilities and broadening our earnings base," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "For the second consecutive quarter, we have exceeded our 2003 goal of deriving one-third of our earnings from these growth businesses."

       For the second quarter 2001, these businesses contributed 39 percent of Sempra Energy's earnings.

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       Sempra Energy's revenues increased 40 percent to $2.1 billion in the second quarter, compared with $1.5 billion in the same period of 2000. The increase was primarily due to the pass-through of higher natural gas costs at SDG&E and SoCalGas and greater revenue at Sempra Energy Solutions and Sempra Energy Trading.

       Baum said progress is being made in California toward bringing price and supply stability to the wholesale marketplace. One of the key milestones occurred June 18, 2001, when Sempra Energy and SDG&E signed a Memorandum of Understanding (MOU) with the state of California. The agreement would resolve SDG&E's $750-million undercollection for power costs, settle several outstanding regulatory and legal cases, and sell SDG&E's transmission system to the state for 2.3 times book value -- about $1 billion -- plus retirement of related debt of approximately $180 million. The MOU would eliminate the undercollection without customer balloon payments or an increase in base electric rates.

       The settlement of the regulatory cases is subject to independent review and approval by the California Public Utilities Commission and is not dependent on the transmission sale. The transmission sale is subject to ratification by the state legislature and the Federal Energy Regulatory Commission.

       "We believe the implementation of this agreement will favorably resolve many of the financial uncertainties affecting SDG&E and its customers arising from California's energy crisis," Baum added.

       Baum said the settlement of the regulatory cases would, even apart from the transmission sale, have no adverse affect on SDG&E's financial position, liquidity or results of operations.

Energy Delivery Services -- SDG&E and SoCalGas

       Net income for SDG&E for the second quarter 2001 was $37 million, compared with $40 million from the second quarter 2000. The earnings decrease was primarily due to higher operating costs driven by increased customer-service activities during the California energy crisis.

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       SoCalGas net income for the second quarter 2001 was $47 million, unchanged from the same period of 2000.

       During the quarter, SoCalGas announced plans to add 11 percent more capacity -- an extra 375 million cubic feet per day -- to its transmission system by the end of the year. The expansion will help meet increased demand for gas from new and existing electric generation projects in Southern California.

Sempra Energy Trading

       Sempra Energy Trading continued to be a major driver of the corporation's earnings, contributing $69 million to Sempra Energy's net income in the second quarter 2001, compared to $40 million in the same period last year. Sempra Energy Trading's rise in second-quarter net income reflected ongoing market volatility and higher trading volumes, as well as continuing growth in the company's price-risk-management business.

       Based in Stamford, Conn., Sempra Energy Trading is one of the premier wholesale commodity traders in the United States, marketing natural gas, electricity, crude oil, other commodities and risk-management products worldwide.

       For the second quarter 2001, Sempra Energy Trading's physical trading volumes of natural gas were 10.7 billion cubic feet per day (bcfd), up 27 percent from 8.4 bcfd in the second quarter of 2000. Trading volumes of crude oil and liquid products were 3.1 million barrels per day (mbd) in the quarter, up 29 percent from 2.4 mbd in the same period a year ago. The company traded 15.3 billion kilowatt-hours (kWh) of electricity in the United States and Europe, up 21 percent from 12.6 billion kWh in the second quarter of 2000.

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Sempra Energy International

       Sempra Energy International, which develops utility operations in high-growth international markets, doubled its net income to $14 million in the second quarter 2001 from the same quarter a year ago. The increase was due to demand growth and improved operations in Chile and Peru. Sempra Energy International and its partner, PSEG Global, jointly own Chilquinta Energía S.A., the third-largest electricity distributor in Chile, and 84.5 percent of Luz del Sur S.A., the second-largest electricity distributor in Peru.

Sempra Energy Resources

       Sempra Energy Resources, the wholesale power-generation subsidiary of Sempra Energy, reported a net loss of $9 million in the second quarter 2001, compared with net income of $2 million during the same period last year.

       During the quarter, Sempra Energy Resources signed a 10-year agreement with the California Department of Water Resources to supply up to 1,900 megawatts (MW) of electricity to the state. Sempra Energy Resources began providing 250 MW of summer capacity to the state on June 1, 2001, and will increase that amount up to 1,900 MW as new power plants are completed over the next decade.

       To complete the long-term deal and help stabilize prices in California's volatile energy market, Sempra Energy Resources sold this summer's power to the state at a discount to market prices, creating a loss in the second quarter. The company expects to recover these costs in later years of the contract.

       A key player in providing much-needed sources of power in the western United States, Sempra Energy Resources plans to bring online more than 3,000 MW of new, efficient generation in the region within the next three years, including a 570-MW plant near Bakersfield, Calif.; a 1,250-MW plant near Phoenix; a 600-MW plant near Mexicali, Baja California, Mexico; and a 600-MW expansion of the El Dorado Energy plant in Boulder City, Nev.

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Retail Energy Services

       Sempra Energy's retail energy services sector narrowed its losses in the second quarter 2001 to $2 million from a net loss of $8 million last year. The company's retail energy-marketing efforts are concentrated primarily in Sempra Energy Solutions, which is on track to break even next year, as originally planned.

       During the second quarter 2001, Sempra Energy Solutions increased its revenues to $103 million from $73 million in the same quarter last year. The company also announced the expansion of its European business. Headquartered in Glasgow, Scotland, and operating in Europe as Sempra Energy Solutions International (SESI), the company is opening offices in London, Essen, Germany, and Madrid, Spain. SESI will extend its energy-services expertise to the commercial, industrial, education, health-care and government sectors throughout the United Kingdom and Western Europe.

       On July 24, 2001, Sempra Energy Solutions announced a 15-year, $31 million contract to own and operate the air-conditioning infrastructure for the $615 million Hollywood & Highland entertainment and retail complex under construction in Los Angeles.

Technology Ventures

       Sempra Energy's technology ventures sector, which includes Sempra Communications, reported a net loss of $2 million in the second quarter 2001, unchanged from the prior year's second quarter.

       Sempra Communications, which provides telecommunications infrastructure and services to selected national and international markets, announced during the second quarter the creation of a new subsidiary, called Sempra Fiber Links. This new business venture is marketing a unique process to place fiber-optic cables into existing natural gas pipelines. The process offers a cost-effective solution to the "last mile" telecommunications problem, allowing providers to bypass expensive and disruptive trenching of city streets to reach buildings and end users.

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       Sempra Communications also announced during the quarter that it will build a fiber-optic telecommunications link from San Diego through Northern Baja California, Mexico, to Phoenix. The project will provide fiber-optic access to the Tijuana and Mexicali border markets, as well as offer increased access to areas east of California where it is currently costly and time-consuming for telephone companies to reach. Construction on the fiber-optic line will begin in September 2001 with completion slated for the end of 2002.

Earnings Outlook

       Sempra Energy continues to project earnings per share for 2001 of approximately $2.50. The company's current earnings estimate for 2002 is approximately $2.65. These results may vary significantly -- higher or lower -- depending on energy-trading market conditions, and regulatory and political developments.

Internet Broadcast

       Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. Eastern Time with Baum and other Sempra Energy officers, including Neal E. Schmale, executive vice president and chief financial officer, and Frank H. Ault, senior vice president and controller. For access, log onto the Web site at www.sempra.com. For those unable to access the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 473195.

       Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with annualized 2001 revenues of about $11 billion. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- the Sempra Energy companies' 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995.  When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may,"  "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy
Regulatory Commission; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.

Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources and Sempra Energy Financial are not the same companies as the utilities, SDG&E/SoCalGas, and are not regulated by the California Public
Utilities Commission.

SEMPRA ENERGY
                                     TABLE A

CONSOLIDATED INCOME STATEMENT (Unaudited)

                                       Three Months Ended       Six Months Ended
                                            June 30                  June 30
                                       ------------------       ----------------
                                        2001        2000         2001      2000
                                       -----------------------------------------
In Millions of Dollars, Except Per Share Amounts

Revenues and Other Income
California utility revenues
  Natural Gas                         $1,112      $  716      $ 2,993   $ 1,537
  Electric                               432         473        1,236       822
Other operating revenues                 518         298        1,088       570
Other income                              31          49           95        73
                                       ------------------       ----------------
        Total                          2,093       1,536        5,412     3,002

Expenses
Cost of natural gas distributed          669         316        2,060       706
Electric fuel and net purchased power    203         264          788       397
Operating expenses                       733         530        1,469     1,029
Depreciation and amortization            139         144          281       278
Franchise payments and other taxes        50          40          108        91
Preferred dividends/distributions by
   subsidiaries                            8           7           15        12
                                       ------------------       ----------------
        Total                          1,802       1,301        4,721     2,513
                                       ------------------       ----------------
Income Before Interest and Income Taxes  291         235          691       489
Interest expense                          90          76          180       149
                                       ------------------       ----------------
Income Before Income Taxes               201         159          511       340
Income taxes                              64          49          196       117
                                       ------------------       ----------------
Net Income                            $  137      $  110       $  315    $  223
                                       ------------------       ----------------

Wtd Avg Shares Outstanding (Basic)*    203,400   201,386      202,846   214,834
Wtd Avg Shares Outstanding (Diluted)*  205,963   201,484      204,455   214,920
Net Inc/Share of Common Stock (Basic)   $ 0.67    $ 0.55       $ 1.55    $ 1.04
Net Inc/Share of Common Stock (Diluted) $ 0.66    $ 0.55       $ 1.54    $ 1.04
Dividends Declared Per Common Share     $ 0.25    $ 0.25       $ 0.50    $ 0.50

*In thousands of shares

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

                                                           June 30
                                                ----------------------------
In Millions of Dollars, Except Per Share Amounts      2001           2000
                                                -------------    -----------
Short-Term Debt                                   $  1,199       $     --
Current Portion of Long-Term Debt                      258            153
Long-Term Debt                                       3,676          3,313
                                                -------------    -----------
        Total Debt                                   5,133          3,466
Preferred Stock of Subsidiaries                        204            204
Mandatorily Redeemable Trust Preferred Securities      200            200
Common Equity                                        2,713          2,420
                                                -------------    -----------
        Total Capitalization                      $  8,250       $  6,290
                                                -------------    -----------

Debt to Total Capitalization                           62%            55%
Book Value per Share                              $  13.31       $  12.01
Cash and Cash Equivalents                         $  1,588       $    546

SEMPRA ENERGY
                                     TABLE B
BUSINESS UNIT EARNINGS (Unaudited)

                        Three Months Ended            Six Months Ended
                             June 30                       June 30
                        -----------------             ----------------
                         2001       2000  Change       2001      2000   Change
                        ------------------------      ------------------------
Delivery Services:
   SDG&E              $    37    $    40  $ (3)      $   89    $   92   $ (3)
   SoCalGas                47         47    --           99        97      2
                        ------------------------      ------------------------
   Subtotal                84         87    (3)         188       189     (1)

Sempra Energy Global Enterprises:
  Energy Trading           69         40    29          155        58     97
  Resources                (9)         2   (11)          (5)        1     (6)
  International            14          7     7           19        12      7
  Retail Services          (2)        (8)    6           10       (13)    23
                        ------------------------      ------------------------
   Subtotal                72         41    31          179        58    121

Technology Ventures        (2)        (2)   --           (3)       (4)     1
Financial                   6          7    (1)          14        15     (1)
Parent and Other          (23)       (23)   --          (63)      (35)   (28)
                        ------------------------      ------------------------
   Subtotal                53         23    30          127        34     93
                        ------------------------      ------------------------
   Total Net Income   $   137    $   110  $ 27       $  315    $  223   $ 92
                        ------------------------      ------------------------
Shares Outstanding
(diluted in thousands) 205,963   201,484            204,455   214,920
                        -----------------             ----------------

Net Income Per Diluted
Share of Common Stock  $  0.66    $  0.55 $0.11       $ 1.54    $ 1.04   $0.50
                        ------------------------      ------------------------

FINANCIAL HIGHLIGHTS (Unaudited)

                                        Three Months Ended    Six Months Ended
                                             June 30               June 30
                                       -----------------------------------------
                                        2001       2000        2001        2000
                                       -----------------------------------------
Capital Expenditures (in millions)
   SoCalGas                           $  68      $   46       $ 114      $   86
   SDG&E                              $  70      $   65       $ 138      $  130
Authorized Return on Common Equity
   SoCalGas                              --          --       11.60%     11.60%
   SDG&E                                 --          --       10.60%     10.60%
Achieved Return on Common Equity
 (annualized)
   SoCalGas                              --          --       15.94%     14.94%
   SDG&E                                 --          --       16.12%     14.60%
   Sempra                                --          --       24.20%     16.50%

SEMPRA ENERGY                        TABLE C

OPERATING STATISTICS (Unaudited)

                                    Three Months Ended        Six Months Ended
                                         June 30,                   June 30,
                                    -------------------       -----------------
                                    2001           2000       2001         2000
                                    -------------------       -----------------
Delivery Services (California Utilities)

Revenues ($ Millions)
  SDG&E                                624         574        1,766       1,045
  SoCalGas (excludes
    intercompany sales)                920         615        2,463       1,314

Gas Sales (BCF)                         80          79          232         212
Transportation and Exchange (BCF)      179         165          371         303
                                    -------------------       -----------------
Total Deliveries (BCF)                 259         244          603         515
                                    -------------------       -----------------

Total Gas Customers (Thousands)                               5,830       5,764

Electric Sales (Millions of Kwhs)    4,065       3,674        8,482       7,468
Direct Access (Millions of Kwhs)       445         865        1,032       1,744
                                    -------------------       -----------------
Total Deliveries (Millions of Kwhs)  4,510       4,539        9,514       9,212
                                    -------------------       -----------------

Total Electric Customers (Thousands)                          1,247       1,228

Energy Trading
Operating Margins ($ Millions)
  North America                        199         103          416         145
  Europe/Asia                           39          31           71          62
Natural Gas (Physical, BCF/Day)       10.7         8.4         11.5         8.2
Electric (Physical, Billions
  of Kwhs)                            15.3        12.6         33.3        17.4
Oil & Liquid Products (Physical,
  Millions Bbls/Day)                   3.1         2.4          2.8         2.2

International (1)
  Revenues  ($ Millions)               293         277          518         474
  Natural Gas Sales (BCF)
    Argentina                           66          63          111         105
    Mexico                              12           4           19           8
    Chile                               22          21           40          35
  Natural Gas Customers (Thousands)
    Argentina                                                 1,324       1,287
    Mexico                                                       58          37
    Chile                                                        32          23
  Electric Sales (Millions of Kwhs)
    Chile                              395         377          813         772
    Peru                               920         901        1,853       1,792
  Electric Customers (Thousands)
    Chile                                                       399         388
    Peru                                                        697         683

Retail Services
  Revenues ($ Millions)
    Commercial and Industrial          103          73          256         119

(1) Represents 100 percent of these subsidiaries, although all are less than 100 percent owned by Sempra